EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Taylor Capital Group Chief Financial Officer Resigns

Company To Seek New CFO

Rosemont, IL – October 05, 2006 – Taylor Capital Group, Inc. (Nasdaq: TAYC), the holding company for Cole Taylor Bank, announced today that it will seek a new chief financial officer following the resignation of Daniel C. Stevens, Executive Vice President and Chief Financial Officer.

“I have decided to seek other opportunities in Chicago and possibly other markets,” said Stevens in his resignation to Taylor Capital Group Chairman Jeffrey W. Taylor. “I have enjoyed a challenging and rewarding nearly two years with the Company and believe that the contributions I have made have helped position the Company for future growth.”

The Company will commence an immediate search for a new chief financial officer. In the meantime, Robin VanCastle has been named Chief Accounting Officer of Taylor Capital Group. A 16-year veteran of the company, VanCastle most recently has served as Group Senior Vice President Financial Management, which includes SEC reporting.

The Company also confirmed that third quarter 2006 earnings are expected to be released after the market close on Tuesday, October 17, 2006.

“We are squarely focused on executing our strategy and generating profitable, long-term growth,” said Jeffrey W. Taylor, Chairman and Chief Executive Officer. “I look forward to discussing our third quarter financial results with investors at our earnings conference call on Wednesday, October 18, 2006.”

About Taylor Capital Group

Taylor Capital is a $3.4 billion bank holding company whose wholly owned subsidiary, Cole Taylor Bank, is Chicago’s premiere banking specialist for closely-held businesses.

Contact:	Investor Relations
847.653.7731

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